Root Law Firm
ATTORNEYS AT LAW
12 Cherry Leaf Cove
Little Rock, Arkansas 72211
Phone: (501) 231-5519
Fax: (501) 325-1130
john_root_5013@yahoo.com

September 14, 2009

All State Properties Holdings, Inc.

6465 N. Quail Hollow Rd., Ste. 200

Memphis, TN  38120-1417

Re:

Registration Statement on Form S-8 filed by All State Properties Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for All State Properties Holdings, Inc., a Nevada corporation (the “Company”), in connection with Inducement Grants (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records, and matters of law as we have deemed relevant or necessary for purposes of such opinion.  Based on the forgoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

The 3,325,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinions expressed herein are limited to the Corporation Law of the State of  Nevada, including the applicable provisions of the Nevada Constitution and the reported judicial decisions, interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.  In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares and Rights pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares and Rights are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each of the awards has been, or will soon be, approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

The opinion set forth above is limited to the corporate authorization and valid issuance of the Rights under the Corporation Law of the State of Nevada.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement.  In rendering the opinion set forth above, we have assumed that the board of directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed  the Company to effect registration of the Shares and the Rights to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”).  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely

John T. Root, Jr.